EXHIBIT 10.29

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

WHEREAS, Wheelabrator Technologies, Inc., an indirect subsidiary of Waste Management, Inc., and Mark A. Weidman (“Executive”), and Waste Management, Inc. have made and entered into an Employment Agreement (the“Employment Agreement”) dated May 11, 2006, as amended by the First Amendment to the Employment Agreement;

WHEREAS, both the Company and Executive desire to further amend the Employment Agreement to reflect certain provisions set forth below;

NOW, THEREFORE, the Employment Agreement is further amended in the following respects:

1. Employment Agreement Dated May 11, 2006, as amended by the First Amendment to Employment Agreement. The Company and Executive acknowledge and represent that the Employment Agreement and the First Amendment to Employment Agreement are hereby ratified, affirmed, and amended as set forth herein. WMI shall be and is a party to the Employment Agreement, as amended herein (not in the capacity of employer but solely as set forth in the Employment Agreement and below, and in order for WMI to have power and authority to enforce the provisions of the Employment Agreement, as amended). Capitalized terms herein shall have the same meaning ascribed in the Employment Agreement, as amended, unless defined herein.

2. The following Section 4(f) is added to the Employment Agreement:

(f)    Shanghai Retention Bonus. In the event a Shanghai Sale is consummated on or before June 30, 2014, and during Executive’s Employment Period,

(i)	“Shanghai Sale” shall mean the following:

a.	the sale of all of Wheelabrator China Holdings, Limited’s equity interests in Shanghai Environmental Group Company Limited to Shanghai Chengtou Holding Co., Ltd. or any other entity or person (or any other transaction having a similar effect whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) at a price and under terms acceptable to and approved by Board of Directors of WMI in its sole discretion;

b.	in exchange for no less than the United States of America (“US”) dollar equivalent of $160,000,000 in cash (the “Initial

Sale Price”), such amounts determined using exchange rates in effect as of the close of business in the United States on Monday, November 18, 2013 ,and a subsequent payment stream of no less than $5,000,000 in annual installments of $1,000,000 commencing on the date of the sale; and ;

c.	for which full cash payment in satisfaction of the Initial Sale Price is received by WMI or a subsidiary of WMI.

(ii)	Excutive shall receive one time lump sum cash payment of $1,000,000 within ten (10) business days after WMI or a wholly owned subsidiary of WMI receives the full cash proceeds of the Initial Sale Price.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed on, and effective as of, this 23rd day of December, 2013.

/s/ Mark A. Weidman	WHEELABRATOR
Mark A. Weidman	TECHNOLOGIES, INC.
(“Executive”)	(the “Company”)

	By:	/s/ Linda Smith
Linda Smith
Vice President and Secretary

WASTE MANAGEMENT, INC.

	By:	/s/ David P. Steiner

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